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                                                                    Exhibit 12.1
                                                                    ------------

             Statement Regarding Computation of Ratio of Earnings to
              Combined Fixed Charges and Preferred Stock Dividends
                        (In thousands, except ratio data)

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
                                                  Nine Months
                                                     Ended
                                                 September 30,                      Years Ended December 31,
                                                      2003         2002         2001         2000         1999        1998
                                                   ---------    ---------    ---------    ---------    ---------    ---------
Fixed charges and preferred dividends:
     Preferred stock dividend requirement ......   $   2,280    $   4,724    $   3,713    $      --    $      --    $      --
     Ratio of income before income taxes .......         1.0          1.0          1.0          1.0          1.0          1.0
                                                   ---------    ---------    ---------    ---------    ---------    ---------
     Preferred stock dividend on a pretax basis        2,280        4,724        3,713           --           --           --
     Interest expense on debt ..................      10,310       38,054       58,833       55,482       45,293       31,930
     Capitalized interest ......................          --           --        4,798        4,086        1,074          529
     Interest element of rent expense ..........       3,934        5,400        5,195        4,462        3,309        2,440
                                                   ---------    ---------    ---------    ---------    ---------    ---------
                                                   $  16,524    $  48,178    $  72,539    $  64,030    $  49,676    $  34,899
                                                   =========    =========    =========    =========    =========    =========
Earnings:

     Pretax income from continuing operations ..   $ (11,041)   $ (31,962)   $(211,931)   $ (71,387)   $ (54,885)   $ (42,929)
     Fixed charges .............................      14,244       43,454       68,826       64,030       49,676       34,899
        Amortization capitalized interest ......         787        1,049          809          365          107           26
        Capitalized interest ...................           0            0       (4,798)      (4,086)      (1,074)        (529)
                                                   ---------    ---------    ---------    ---------    ---------    ---------
                                                   $   3,990    $  12,541    $(147,094)   $ (11,078)   $  (6,176)   $  (8,533)
                                                   =========    =========    =========    =========    =========    =========
Ratio of earnings to fixed charges and preferred
   stock dividends .............................          --           --           --           --           --           --
                                                   =========    =========    =========    =========    =========    =========

Coverage deficiency ............................   $  12,534    $  35,637    $ 219,633    $  75,108    $  55,852    $  43,432
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